UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2004

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10350 Ormsby Park Place, Suite 300, Louisville, Kentucky	40223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (502) 357-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Ventas, Inc. (the “Company”) has entered into an Amended and Restated Employment Agreement dated as of December 31, 2004 (the “Employment Agreement”) with Richard A. Schweinhart to have Mr. Schweinhart continue to serve as Senior Vice President and Chief Financial Officer of the Company and to, among other things, extend the term of the Employment Agreement which by its terms would otherwise have expired on December 31, 2004. The following summary describes certain material provisions of the Employment Agreement.

The Employment Agreement is initially effective for a period of one year following the commencement date (December 31, 2004) and is automatically extended for successive one-day periods to create an evergreen one-year term until terminated by either the Company or Mr. Schweinhart upon 12 months prior written notice. The Employment Agreement provides Mr. Schweinhart with a base salary of not less than $262,000 per year and the ability to be eligible for bonuses and to participate in the Company’s incentive and other employee benefit plans. Mr. Schweinhart may receive increases in his base salary from time to time with the approval of the Chief Executive Officer and the Compensation Committee of the Board of Directors of the Company.

If Mr. Schweinhart’s employment is terminated by reason of death or disability, he is entitled to receive a prorated portion of his annual bonus, assuming maximum individual and Company performance (“Maximum Annual Bonus”), for the year of termination. If Mr. Schweinhart’s employment is terminated by the Company other than for “cause,” or if Mr. Schweinhart terminates his employment for “good reason” other than in connection with a Change in Control (as defined in the Employment Agreement), he is entitled to receive a lump sum payment equal to one year’s base salary as then in effect plus his Maximum Annual Bonus for the year of termination. In addition, Mr. Schweinhart would be treated as having an additional year of service for purposes of vesting of restricted stock and an additional year for the exercise of options, be entitled to the continuation of insurance benefits for the year following termination and be immediately vested in all 401(k) accounts to the extent allowed by law or be paid an amount equal to the unvested 401(k) account balance. If the Company terminates Mr. Schweinhart’s employment for cause, no additional payments are made under the Employment Agreement.

If, within one year following a Change in Control, Mr. Schweinhart’s employment is terminated by the Company other than for cause, or Mr. Schweinhart terminates his employment for good reason, he would receive: (i) a lump sum payment equal to two times the sum of one year’s base salary as then in effect plus his Maximum Annual Bonus for the year of termination plus the fair market value of the maximum number of shares of restricted stock authorized to be issued to him in the year of termination; (ii) full vesting of all options and restricted stock held by him; (iii) continuation of insurance benefits for two years; and (iv) immediate vesting in all 401(k) accounts to the extent allowed by law or payment of an amount equal to the unvested 401(k) account balance.

The Employment Agreement provides for the gross up of any payments or benefits to which Mr. Schweinhart may be entitled under the Employment Agreement for any taxes imposed upon him by Section 4999 of the Internal Revenue Code or any similar state or local tax.

During the term of the Employment Agreement and for one year thereafter, Mr. Schweinhart is subject to certain noncompetition, nonsolicitation and noninterference provisions.

The foregoing description is qualified by reference in its entirety to the Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Exhibits:

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement dated as of December 31, 2004 between the Company and Richard A. Schweinhart.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: January 6, 2005	By:	/s/ T. Richard Riney
T. Richard Riney
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement dated as of December 31, 2004 between the Company and Richard A. Schweinhart.